Exhibit 10.17C

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (the “Second Amendment”) is made and entered into as of November 30, 2005 by and between THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY, a body having corporate powers under the laws of the State of California (“Landlord”), and BIG BAND NETWORKS, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Pursuant to that certain Lease dated August 20, 2002, as amended by that certain First Amendment to Lease dated February 10, 2005 (collectively, the “Existing Lease”), Martin/Campus LLC, predecessor-in-interest to Landlord, leased and demised to Tenant approximately 15,736 square feet of space (the “Existing Premises”) located on the first floor of the building commonly known as 475 Broadway, Redwood City, California (the “Building”).

B. Tenant currently subleases from Ingrian Networks, Inc. (“Ingrian”) approximately 6,600 square feet located on the 2nd floor of the Building (the “Additional Premises”) as depicted on Exhibit A. Tenant’s sublease of the Additional Premise expires at 11:59 p.m. on November 30, 2005.

C. The Term of the Existing Lease is scheduled to expire on January 31, 2006.

D. Subject to the terms and conditions set forth herein, Landlord and Tenant now desire to amend the Existing Lease to provide for, Inter alia, (i) an extension of the Term; (ii) a direct lease by Landlord to Tenant of the Additional Premises commencing 12:00 a.m. December 1, 2005; (iii) a modification to the Rent payable by Tenant; (iv) an option in favor of Tenant to terminate the Lease; (v) a right of first offer in favor of Tenant with respect to certain space in the Building that is currently leased by Ingrian; (vi) a reduction in the Security Deposit; and (vii) Landlord’s obligation to modify certain exit corridors providing access to the Premises.

NOW, THEREFORE, for good and valuable consideration, including the mutual covenants contained the Lease, Landlord and Tenant hereby agree as follows:

1. Use of Defined Terms: Recitals. Capitalized terms, used in this Second Amendment that are not otherwise defined herein shall have the meanings given such terms in the Existing Lease. The Existing Lease as amended by this Second Amendment: shall be referred to herein as the “Lease”. The provisions of the Recitals above are fully incorporated herein by this reference.

2. Contingency. This Second Amendment is expressly contingent upon Landlord entering into an amendment with Ingrian that is in form and substance satisfactory to Landlord in its sole discretion pursuant to which Ingrian surrenders the Additional Premises to Landlord. Landlord shall use its due diligence to enter into such amendment on or before November 30, 2005. If Landlord is unable to enter into such amendment on or before November 30, 2005, then, unless Landlord and Tenant otherwise agree in writing, this Second Amendment shall automatically become null and void and the Existing Lease shall continue in full force and effect as if this Second Amendment had never existed.

3. Term: Expiration Date.

(a) Term. The “Term” as stated in the Lease Summary is amended to delete “Three years and five months” and to insert in the place thereof “Six (6) years and four (4) months.”

(b) Expiration Date. The date “January 31, 2006” in clause (iii) of the first sentence of Paragraph 4.A of the Existing Lease is deleted and replaced with the date “December 31, 2008.” Accordingly, the Expiration Date of the Lease shall be December 31, 2008.

4. Option to Extend, The Options to extend the Term of the Lease pursuant to Paragraph 4.B. are hereby deleted. Tenant shall not have any option to extend the Term beyond the Expiration Date.

5. Lease of Additional Premises: Surrender.

(a) Landlord hereby leases and demises to Tenant exclusive possession of the Additional Premises as of 12:00 a.m. December 1, 2005 (the “Additional Premises Commencement Date”). The Additional Premises shall be delivered to Tenant in its “as-is” condition, and Landlord shall not be obligated to make any improvements in connection with Tenant’s lease of the Additional Premises. As of the Additional Premises Commencement Date, the definition of Premises in Section 2 of the Existing Lease is hereby amended to include the Additional Premises for all purposes. Accordingly, as of the Additional Premises Commencement Date, the “Total Premises Square Footage” as stated in the Lease Summary (which states “Approximately 15,736 square feet”) is amended to read “Approximately 22,336 square feet.”

(b) Landlord acknowledges that Tenant is currently in possession of the Additional Premises and that Landlord has consented to certain improvements to the Additional Premises as set forth in that certain letter dated June 1, 2005 from TMG Partners, as authorized representative of the predecessor-in-interest to Landlord, and acknowledged by Tenant. Tenant hereby acknowledges and agrees that, as of the Additional Premises Commencement Date, Tenant shall comply with all the terms and conditions set forth in the Lease with regard to the Additional Premises. Upon expiration or earlier termination of the Lease, Tenant shall surrender the Existing Premises and Additional Premises in the condition required by the Lease; provided, however, that Tenant shall not be required to remove any Alterations made by Tenant to the Existing Premises or the Additional Premises prior to the date of this Second Amendment and Tenant shall not be required to remove the exit corridor modifications described in Section 11 below.

6. Monthly Rent.

(a) Commencing October 1, 2005, the Monthly Rent shall be $1.33 per rentable square foot per month. The Monthly Rent shall be increased by three percent (3%)

each October 1st during the Term of the Lease. Landlord and Tenant acknowledge and agree that based on the new rental rate for Monthly Rent, Tenant has overpaid Monthly Rent for each of the months of October 2005 and November 2005 by $7,395.92. Accordingly, Tenant shall receive a one-time credit in the amount of $14,790.84 with respect to Monthly Rent payable by Tenant for December 2005, which credit is reflected in the schedule of Monthly Rent set forth in Section 6(b) below.

(b) The “Monthly Rent” as stated in the Lease Summary is amended to read as follows:

“As more fully set forth in Paragraph 5.A.,
Months 1-12 (September 1, 2002 to August 31, 2003):	$25,177.60 [$1.60/sf x 15,736 sf]
Months 13-24 (September 1, 2003 to August 31, 2004):	$27,751.20 [$1,76/sf x 15,736 sf]
Months 25-37 (September 1, 2004 to September 30, 2005):	$28,324.80 [$1.80/sf x 15,736 sf]
Month 38-39 (October 1, 2005 to November 30, 2005):	$20,928.88 [$1.33/sf x 15,736 sf]
Month 40 (December 1, 2005 to December 31, 2005):	$14,916.04 ([$1.33/sf x 22,336 sf] minus $14,790.84)
Months 41-49 (January 1, 2006 to September 30, 2006):	$29,706.88 [$1.33/sf x 22,336 sf]
Months 50-61 (October 1, 2006 to September 30, 2007):	$30,600.32 [$1.37/sf x 22,336 sf]
Months 62-73 (October 1, 2007 to September 30, 2008):	$31,493.76 [$1.41/sf x 22,336 sf]
Months 74-76 (October 1, 2008 to December 31, 2008):	$32,387.20 [$1.45/sf x 22,336 sf]

(c) Clause (iii) of Paragraph 5.A is revised to read as follows:

(iii) Commencing on the first (1st) day of the twenty-fifth (25th) calendar month immediately following the Commencement Date and continuing until September 30, 2005, the Monthly Rent shall equal Twenty-Eight Thousand Three Hundred Twenty-Four and 80/100 Dollars ($28,324.80).

(d) The following clauses are added to Paragraph 5.A:

(iv) For October 2005 and November 2005, the Monthly Rent shall equal Twenty Thousand Nine Hundred Twenty-Eight and 88/100 Dollars ($20,928.88).

(v) For December 2005, the Monthly Rent shall equal Fourteen Thousand Nine Hundred Sixteen and 04/100 Dollars ($14,916.04).

(vi) Commencing on January 1, 2006 and continuing until September 30, 2006, the Monthly Rent shall equal Twenty-Nine Thousand Seven Hundred Six and 88/100 Dollars ($29,706.88).

(vii) Commencing on October 1, 2006 and continuing until September 30, 2007, the Monthly Rent shall equal Thirty Thousand Six Hundred and 32/100 Dollars ($30,600.32).

(viii) Commencing on October 1, 2007 and continuing until September 30, 2008, the Monthly Rent shall equal Thirty-One Thousand Four Hundred Ninety-Three and 76/100 Dollars ($31,493.76).

(ix) Commencing on October 1, 2008 and continuing until December 31, 2008, the Monthly Rent shall equal Thirty-Two Thousand Three Hundred Eighty-Seven and 20/100 Dollars ($32,387.20).

7. Tenant’s Building Share; Tenant’s Percentage Share.

(a) Tenant’s Building Share. As of the Additional Premises Commencement Date, Tenant’s Building Share shall be increased from thirty-one and 78/100ths percent (31.78%) to forty-five and 11/100ths percent (45.11%).

(b) Tenant’s Percentage Share. As of the Additional Premises Commencement Date, Tenant’s Percentage Share shall be increased from three and 82/100ths percent (3.82%) to five and 42/100ths percent (5.42%).

8. Security Deposit. Landlord agrees to reduce the amount of the Letter of Credit deposited by Tenant toward the Security Deposit to $64,774.40. The reduction shall be effective upon and evidenced by Landlord’s receipt of an amendment to the Letter of Credit that is reasonably satisfactory to Landlord in form and in substance, which amendment shall also include a transferability clause that is acceptable to Landlord.

9. Termination Option. Tenant shall have one (1) option (the “Termination Option”) to terminate the Lease as to the entire Premises. The Termination Option shall be exercisable by Tenant at any time after December 31, 2006 by giving written notice to Landlord accompanied by an amount equal to the Termination Fee. To be effective, such written notice must specify a date for termination of the Lease, which date shall be the last day of a calendar month that is six (6) months after the date the notice is delivered to

Landlord (the “Early Termination Date”). Provided that Tenant validly exercises the Termination Option and surrenders the Premises to the Landlord in the condition required by the Lease on the Early Termination Date, the Lease shall terminate with respect to the Premises on the Early Termination Date. At Landlord’s election, the Termination Option and any exercise thereof shall be void if an uncured default by Tenant exists at the time of exercise of the Termination Option or at any time thereafter. Tenant shall not be entitled to revoke its exercise of the Termination Option without Landlord’s consent, which may be given or withheld in Landlord’s sole discretion. If Tenant’s exercise of the Termination Option has not been revoked with Landlord’s consent, or voided at Landlord’s election due to the occurrence of a default with respect to Tenant, and Tenant fails to vacate and surrender the Premises to Landlord in the condition required by the Lease on the Early. Termination Date, in addition to the Termination Fee, the holdover provisions of Paragraph 8 of the Lease shall also apply. “Termination Fee” means an amount equal to the sum of (x) three (3) months’ Rent (at the then-current rate); and (y) an amount equal to the Unamortized Percentage multiplied by $54,444, which is the leasing commission paid by Landlord in connection with this Second Amendment. “Unamortized Percentage” means a percentage computed by dividing the number of months remaining In the Term of the Lease after the Early Termination Date by thirty-nine (39). Notwithstanding anything herein to the contrary, the Termination Option shall be null and void if Tenant has exercised its Right of First Offer pursuant to Paragraph 10 below.

10. Right of First Offer on Ingrian Space. The space owned by Landlord depicted on Exhibit B consisting of 20,014 rentable square feet and located in the Building (“Ingrian Space”) is currently leased to Ingrian (such tenant and any other tenant occupying the Ingrian Space pursuant to the lease in effect with respect to the Ingrian Space on the date hereof, as the same may be amended or restated, is referred to as “Ingrian Space Tenant”), if the Ingrian Space Tenant does not exercise its option to extend the term of the lease with respect to the Ingrian Space beyond its current scheduled expiration date of January 31, 2007, Landlord shall deliver to Tenant a written notice no later than August 15, 2006 (“Ingrian Space Notice”) offering to lease the Ingrian Space to Tenant on the following terms (the “Right of First Offer”): (i) possession of the Ingrian Space shall be delivered to Tenant in its “as-is” condition as soon as reasonably practicable after the Ingrian Space Tenant vacates the Ingrian Space; (ii) the term of the lease of the Ingrian Space shall commence upon Landlord’s delivery of possession and shall expire on the Expiration Date; (iii) the Monthly Rent payable with respect to the Ingrian Space shall be at the rental rate that is applicable to the Premises (including scheduled Inc, cases);-and (iv) Tenant’s Percentage Share and Tenant’s Building Share shall be increased pro rata to reflect the square footage of the Ingrian Space. Tenant shall have until August 31, 2006 to elect by delivery of written notice to Landlord (x) to lease the Ingrian Space on all of the terms and conditions of the Ingrian Space Notice; or (y) not to lease the Ingrian Space. Tenant’s election pursuant to clause (x) or (y), as applicable, shall be irrevocable. If Landlord has not received written notice of Tenant’s election by August 31, 2006, Tenant shall be deemed to have elected not to lease the Ingrian Space and Landlord shall be free to lease the Ingrian Space to any third party upon any terms and conditions Landlord elects in its sole discretion. If Tenant timely exercises its Right of First Offer with regard to the Ingrian Space Notice pursuant to clause (x) above, the parties shall enter into an amendment to the Lease to include the Ingrian Space on the terms of the Ingrian Space Notice. If Landlord and Tenant fail to enter into a lease amendment within twenty-one (21) days after Tenant exercises its option to lease the Ingrian Space, and Landlord has acted with commercially reasonable diligence, then Landlord shall be free to lease the Ingrian Space to a third party without any liability to Tenant. At Landlord’s election, to be made in Landlord’s sole discretion, the Right of First Offer shall be inapplicable and null and void in its entirety (aa) if Tenant assigns Its interest in the Lease to any party (except to a transferee pursuant to a Permitted Transfer) and/or (bb) during the continuance of an uncured default by Tenant under the Lease.

11. Exit Corridor Modifications. Tenant desires that certain modifications be made to certain exit corridors providing access to the Premises, as more particularly described on Exhibit C. Landlord agrees to make such exit corridor modifications subject to Tenant reimbursing Landlord for an amount equal to Tenant’s Building Share (45.11%) of the cost of making such modifications. Landlord shall not have the right to expand the scope of the exit corridor modifications except to the extent required to comply with the requirements of the City of Redwood City or other laws that are applicable to such exit corridor requirements, The reimbursement by Tenant shall constitute Additional Rent and shall be made in equal installments over a twelve (12) month period with interest at the rate of eight percent (8%) per annum. Tenant shall commence paying such installments on the first day of the calendar month following the month in which such exit corridor modifications have been substantially completed and shall pay such installments in the same manner and at the same time as installments of Monthly Rent. Landlord shall provide Tenant with an estimate of the cost of the exit corridor modifications. However, the estimate shall not limit Tenant’s obligation to pay an amount equal to Tenant’s Building Share (45.11%) of the actual cost of the exit corridor modifications in the manner provided above.

12. Energy Management Control System. Tenant shall have the right to request that Landlord activate components/zones of the Energy Management Control System serving the Premises outside the normal operating hours that are determined by Landlord from time to time. Landlord shall respond to Tenant’s requests within twenty-four (24) hours. All costs associated with operating any of the components/zones of the Energy Management Control System (without any markup or other fee charged by Landlord) outside their normal operating hours shall be paid by Tenant within five (5) business days after Tenant’s receipt of a written request from Landlord. Tenant acknowledges that certain components/zones of the Energy Management Control System cannot be operated in a manner that serves the Premises exclusively.

13. Common Area Maintenance Costs. Clause (v) of Paragraph 3.D. “Common Area Maintenance Costs” is amended by deleting the Word “management”.

14. Antenna on Roof Space. Subject to Landlord’s structural engineer’s (“Landlord’s Structural Engineer”) review and approval, Tenant shall have the non-exclusive right throughout the Term of the Lease to use certain available space designated and approved by Landlord on the roof of the Building at no additional cost (the “Roof Space”). The Roof Space shall be used by Tenant only for the installation and operation of one Tenant-serving antenna. The installation and operation of the antenna in the Roof Space shall be at the sole cost and expense of Tenant (including, but not limited to, costs of electrical supply, which, if Landlord so elects, shall be metered separately to Tenant at Tenant’s expense). Such installation and operation shall be done in compliance with the other provisions of the Lease, including, without limitation Article 13. Landlord may require that the antenna meet Landlord’s reasonable requirements with regard to size, color, location and manner of installation and also require Tenant to make or pay for any reinforcement to the Roof Space reasonably deemed necessary by Landlord and/or Landlord’s Structural Engineer to support Tenant’s antenna. Tenant shall reimburse Landlord for any reasonable costs incurred for the review by Landlord’s Structural Engineer and/or third party consultant(s) of Tenant’s plans for work proposed to be performed on the Roof Space. Any antenna constructed or installed by Tenant pursuant to this section shall be for the exclusive use of Tenant. Unless previously removed by Tenant, Landlord may, in its sole discretion, at the expiration or termination of the Lease require Tenant, at Tenant’s sole cost and expense, to remove any such antenna. Tenant shall repair any damage to the Building, Premises and Roof Space occasioned by the installation, construction, operation and/or removal of its antenna pursuant to this section. If Tenant shall fail to complete such removal and repair such damage, Landlord may do so and may charge the reasonable cost thereof to Tenant. All amounts payable by Tenant pursuant to this Section shall be paid by Tenant within five (5) business days after Landlord’s written request.

15. Antenna on 585 Broadway Roof Space. Subject to Landlord’s Structural Engineer’s review and approval, so long as the Lease and the 585 Broadway Sublease are in effect, Tenant shall have the non-exclusive right to use certain available space designated and approved by Landlord on the roof of the building commonly referred to as 585 Broadway, Redwood City, California (the “585 Roof Space”) at no additional cost. As used herein, “585 Broadway Sublease” means that certain Sublease dated November     , 2005, by and between BroadVision, Inc. and Tenant relating to premises located in the building commonly referred to as 585 Broadway, Redwood City, California. The 585 Roof Space shall be used by Tenant only for the installation and operation of one Tenant-serving antenna. The installation and operation of the antenna in the 585 Roof Space shall be at the sole cost and expense of Tenant (including, but not limited to, costs of electrical supply, which, if Landlord so elects, shall be metered separately to Tenant at Tenant’s expense). Such installation and operation shall be done in compliance with all provisions of the Lease, including, without limitation Article 13. Landlord may require that the antenna meet Landlord’s reasonable requirements with regard to size, color, location and manner of installation and also require Tenant to make or pay for any reinforcement to the 585 Roof Space reasonably deemed necessary by Landlord and/or Landlord’s Structural Engineer to support Tenant’s antenna. Tenant shall reimburse Landlord for any reasonable costs incurred for the review by Landlord’s Structural Engineer and/or other third party consultant(s) of Tenant’s plans for work proposed to be performed on the 585 Roof Space. Any antenna constructed or installed by Tenant pursuant to this Section shall be for the exclusive use of Tenant. Unless previously removed by Tenant, Landlord may, in its sole discretion, at the expiration or termination of either the Lease or the 585 Broadway Sublease require Tenant, at Tenant’s sole cost and expense, to remove any such antenna. Tenant shall repair any damage to the 585 Broadway building, the Premises (as defined in the 585 Broadway Sublease) and the 585 Roof Space occasioned by the installation, construction, operation and/or removal of Tenant’s antenna. If Tenant shall fail to complete such removal and repair such damage, Landlord may do so and may charge the reasonable cost thereof to Tenant. All amounts payable by Tenant to Landlord pursuant to this section shall be paid by Tenant within five (5) business days after Landlord’s written request.

16. No Further Amendment. Except as amended by this Second Amendment, the Existing Lease shall continue in full force and effect and in accordance with all of its terms. This Second Amendment and the Existing Lease shall be construed as a whole in order to effectuate the intent of the parties to amend the Existing Lease in the manner specified in this Second Amendment. All provisions of the Existing Lease affected by this Second Amendment shall be deemed amended regardless of whether so specified in this Second Amendment. Subject to the foregoing, if any provision of the Existing Lease conflicts with the terms of this Second Amendment then the provisions of this Second Amendment shall control.

17. Governing Law. This Second Amendment shall be construed in accordance with and governed by the laws of the State of California.

18. Execution. This Second Amendment shall not be effective until executed and delivered by the parties hereto.

19. Partial Invalidity. If any one or more of the provisions contained in this Second Amendment shall be invalid, illegal or unenforceable in any respect, the remaining provisions contained herein shall not be affected in any way thereby.

20. Representations and Warranties. As a material inducement to Landlord to enter into this Second Amendment to Lease, Tenant represents and warrants that, as of the date of this Second Amendment:

(a) The Lease is in full force and effect. There are no defaults by Landlord or Tenant under the Lease, and no circumstance has occurred which, but for the expiration of an applicable grace period, would constitute an event of default by Tenant under the Lease. To the best of Tenant’s knowledge, there are no defaults by Landlord under the Lease, and no circumstance has occurred which, but for the expiration of an applicable grace period, would constitute an event of default by Landlord under the Lease. Tenant has no defenses of rights of offset under the Lease.

(b) Tenant has full right, power and authority to enter into this Second Amendment. The Lease is a binding obligation of Tenant, enforceable in accordance with its terms.

(c) Tenant is the sole lawful tenant under the Lease and Tenant has not sublet, assigned, conveyed, encumbered or otherwise transferred any of the right title or interest of Tenant under the Lease or arising from its use or occupancy of the Premises, and no other person, partnership, corporation or other entity has any right, title or interest in the Lease or the Premises, or the right to occupy or use all or any part of the Premises other than Tenant’s employees, agents, contractors and invitees.

(d) Except for Tory Corporate Real Estate Advisors, Tenant has had no dealings with any real estate broker, agent or finder, and Tenant knows of no real estate broker, agent or finder who is entitled to a commission in connection with this Second Amendment. Tenant agrees to indemnify and defend Landlord against and hold Landlord harmless for any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including, but not limited to, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker, agent or finder (except Tory Corporate Real Estate Advisors), occurring by, through or under Tenant.

21. Brokerage Commission. Landlord shall pay to Tory Corporate Real Estate Advisors a fee in the amount of $54,444 once this Second Amendment has been executed and delivered by both parties and the contingency described in Section 2 above has been satisfied.

22. Counterparts. This Second Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which, when taken together, shall constitute one and the same instrument.

[signatures appear on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the date first written above.

LANDLORD:

THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY

By:	/s/ Robert Reidy
Name:	Robert Reidy
Its:	Vice Provost

TENANT:

BIG BAND NETWORKS, INC., a Delaware corporation

By:	/s/ Robert Horton
Name:	Robert Horton
Its:	Vice President and General Counsel

Exhibit A

Additional Premises

[see attached]

A
B
C
D
E
F
G
H
J
K
A.5
E.3
E.7
F.3
J.5
1
1.5
2
3
3.8
4
5
5.5
6

STUDIOS architecture

TENANT IMPROVEMENTS

SECOND FLOOR AREA PLAN

11.18.2005

Exhibit B

Ingrian Space

[see attached]

A
A.5
B
C
D
E
E.3
E.7
F
F.3
G
H
J
J.5
K
1
1.5
2
3
3.8
4
5
5.5
6

STUDIOS architecture

TENANT IMPROVEMENTS

SECOND FLOOR AREA PLAN

11.18.2005

Exhibit C

Exit Corridor Improvements

[see attached]

STUDIOS architecture
FIRST FLOOR OCCUPANCY & EXITING PLAN: KEY PLAN
A2.00
PATH OF TRAVEL
Exit Corridor